Exhibit 99.1

Winn-Dixie and BI-LO Talking Points

Core Messages

1.	BI-LO and Winn-Dixie announced that the companies will merge to create an organization of approximately 690 grocery stores and 63,000 employees in eight states throughout the southeastern United States.

a.	Alabama, Florida, Georgia , Louisiana, Mississippi, North Carolina, South Carolina, Tennessee

2.	Under the terms of the definitive agreement, BI-LO will acquire all of the outstanding shares of Winn-Dixie stock in the merger.

a.	Winn-Dixie shareholders will receive $9.50 in cash per share of Winn-Dixie common stock, representing a premium of approximately 75% over the closing price of Winn-Dixie common stock on December 16, 2011.

b.	A Special Committee of the Winn-Dixie Board of Directors, comprised of eight independent directors, and advised by independent financial and legal advisors, negotiated the transaction and recommended it to the full Board. The full Board unanimously approved the agreement and recommends shareholders vote in favor of the transaction.

3.	The transaction is currently expected to close in the next 60 to 120 days.

a.	Subject to the approval of Winn-Dixie shareholders.

b.	Subject to other customary closing conditions, including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

c.	The transaction is not subject to any financing condition.

d.	BI-LO has secured committed financing from Citi and Deutsche Bank. These funds, in addition to equity financing from BI-LO’s sponsor, will finance the cash consideration to be paid to Winn-Dixie’s shareholders.

4.	Following the completion of the merger, Winn-Dixie will become a privately-held, wholly owned subsidiary of BI-LO, and Winn-Dixie’s common stock will cease trading on the NASDAQ.

5.	Until the merger is complete, both BI-LO and Winn-Dixie will continue to operate as separate companies.

6.	Following completion of the merger, it is anticipated that the companies will continue to operate under the BI-LO and Winn-Dixie banners.

7.	BI-LO and Winn-Dixie do not currently expect any store closures as a result of the combination.

8.	The combined company’s executive management team structure and headquarters location will be decided as the companies move closer to finalizing the transaction; however, it is expected that the combined company will maintain a presence in both Jacksonville and Greenville.

Winn-Dixie Stores, Inc.    |    5050 Edgewood Court    |    Jacksonville, Florida 32254    |    Phone (904) 783-5000

Winn-Dixie and BI-LO Talking Points

9.	It is business as usual for BI-LO and Winn-Dixie. Taking care of guests continues to be the primary focus.

10.	Both BI-LO and Winn-Dixie are committed to keeping their valued team members informed throughout the merger process. There are still many details to work through as this transaction gets finalized and both organizations are committed to providing updates as new developments arise.

Benefits Messages

1.	Benefits to BI-LO and Winn-Dixie

a.	We are building a company that is stronger than our individual businesses.

b.	This merger will serve to significantly expand our footprint.

c.	We expect the increased size and scale of the merged companies will enhance our competitive positioning within the industry, creating the ninth largest traditional supermarket chain in the U.S.

2.	Benefits to guests

a.	We expect the merged companies will have a stronger platform from which to offer an even wider variety of products, with the great value and service that our guests have come to expect.

3.	Benefits to team members

a.	With combined companies, we anticipate having opportunities for continued advancement through the cross-pollination of our people and the sharing of ideas across our organizations.

b.	Team members can take pride in knowing they are part of what will be the ninth largest traditional supermarket chain in the U.S.

4.	Benefits to suppliers and vendors

a.	We believe that this transaction will only serve to strengthen our partnerships.

b.	We expect the process will be seamless for them.

5.	Benefits to Winn-Dixie shareholders

a.	This transaction with BI-LO provides Winn-Dixie shareholders with a significant cash premium for their shares.

b.	We believe this transaction is in the best interests of our shareholders

BI-LO and Winn-Dixie Commonality Messages

1.	BI-LO and Winn-Dixie are both well-known and well-respected regional brands with similar heritages, strong neighborhood ties, proud histories of giving back, and strong commitments to providing the best possible quality and value to customers.

2.	BI-LO and Winn-Dixie both have talented and loyal team members at every level of their operations whose dedication to excellence forms the foundation for our continued success.

Winn-Dixie and BI-LO Talking Points

3.	From a marketing and merchandising perspective, both companies have similar go-to-market strategies and offer additional value to guests who purchase items with a reward card. Both companies also participate in the popular fuelperks! program.

About Us

1.	Founded in 1961 and headquartered in Greenville, S.C., BI-LO operates 207 supermarkets, including approximately 116 in-store pharmacies, in North Carolina, South Carolina, Georgia and Tennessee. The Company employs approximately 17,000 people.

2.	Founded in 1925 and headquartered in Jacksonville, Fla., Winn-Dixie operates approximately 480 retail grocery locations, including approximately 380 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia and Mississippi. The Company employs approximately 46,000 people.

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

3